October 7, 2013

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

ANNOUNCES CHANGES IN SENIOR MANAGEMENT

Ministry Partners Investment Company, LLC (the “Company”), a California based credit union service organization that specializes in church and ministry related financing transactions,  today announced that its President and Chief Executive Officer, Billy M. Dodson,  tendered his resignation as a Company executive effective as of October 2, 2013.  The Company also announced that Van C. Elliott, a member of the Company’s Board of Managers and Company Secretary, will continue to serve as Senior Advisor and Manager-in-Charge of the Company’s operations.  Mr. Elliott has served as a Company officer and has been a member of the Company’s Board of Directors and/or Board of Managers since its inception.  Mr. Elliott brings a wealth of experience to his role as Manager-in-Charge as a long-time Board member of Evangelical Christian Credit Union, a California state chartered credit union,  a Certified Financial Planner, consultant to churches and ministry organizations and as a member of the Company’s Executive and Audit Committees.

On behalf of the Company’s Board of Managers, Van C. Elliott, its Manager-in-Charge, said “The Company wants to express its sincere appreciation for Bill’s valuable service and contributions made to the Company throughout his tenure as the Company expanded its operations and scope of services it is able to provide to its customers, borrowers, other financial institutions and our investors.  We wish him the very best.”  Mr. Elliott also advised that “We are beginning our search for a new Chief Executive Officer and/or President immediately and will take whatever time is necessary to ensure that the Company selects the right person for this position.”  In the interim, Mr. Elliott, the Company’s Manager-in-Charge, has extensive professional experience and knowledge of our business that will greatly benefit its equity owners, borrowers, customers, investors and financial institutions it serves.

This release contains certain forward-looking statements, including those relating to the future composition of the Company's management team.  Actual results and facts may differ materially as a result of a variety of factors, many of which are outside of the Company’s control. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  The Company has filed a Current Report on Form 8-K with the Securities and Exchange Commission that contains more details regarding the subject matter of this press release.  Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking.